Exhibit 99.1

Portland General Electric One World Trade Center 121 S.W. Salmon Street Portland, Oregon 97204 News Release

FOR IMMEDIATE RELEASE
Aug. 2, 2013

Media Contact:	Investor Contact:
Steven Corson	Bill Valach
Corporate Communications	Director, Investor Relations
Phone: 503-464-8444	Phone: 503-464-7395

Portland General Electric announces second quarter results

PORTLAND, Ore. — Portland General Electric Company (NYSE: POR) today reported a net loss of $22 million, or 29 cents per diluted share, for the second quarter of 2013. This compares with net income of $26 million, or 34 cents per diluted share, for the second quarter of 2012. Results for the quarter were driven by several factors, including the suspension of the Cascade Crossing Transmission Project and increased operating and maintenance expense related to the company’s generation plants and distribution system. The increase in operating and maintenance expense is in-line with full-year expectations of $440 million to $460 million for 2013.

“Although several factors impacted our operating and financial performance this quarter, our outlook for 2014 and beyond is positive,” said Jim Piro, president and chief executive officer. “We are moving forward on our three new generation projects, have reached substantial settlement on our 2014 General Rate Case and have successfully completed debt and equity financings, positioning the company for strong operations and growth over the next few years.”

Company updates

•
General Rate Case—PGE filed a 2014 General Rate Case in mid-February and has reached settlement with OPUC staff and interveners on all items except pension expense. Stipulating parties have settled on an allowed ROE of 9.75 percent, a capital structure of 50 percent debt and 50 percent equity, and an average rate base of $3.1 billion. The stipulated items, along with recently filed updates of power costs and the load forecast, result in a revised increase of $79 million in annual revenue requirement.

•
Generating Projects—On June 3, PGE announced the completion of the competitive bidding process for baseload and renewable generation plants. PGE has entered into an agreement for the construction of a new 440 MW natural gas-fired baseload plant called Carty, to be built by a third party next to the Boardman coal plant. On August 1, PGE closed on an agreement to acquire development rights for the construction of a new 267 MW wind farm, which the company will now call Tucannon River Wind Farm. In addition, PGE has begun construction on Port Westward Unit 2, the 220 MW natural gas-fired capacity resource announced earlier this year. Together, these three projects represent an investment of approximately $1.3 billion (excluding AFDC) and are scheduled to come online in 2015 and 2016.

•
Cascade Crossing—On June 3, PGE announced a new non-binding memorandum of understanding with Bonneville Power Administration. Under this MOU, the parties will explore a transmission capacity option whereby BPA could provide PGE with ownership of approximately 1,500 MW in transmission capacity, in exchange for certain PGE assets, investments and/or PGE transfer capabilities to BPA. Timing and costs of potential options under the MOU will need to be clarified through further discussions and are contingent upon reaching a definitive agreement with BPA. As a result of the changed conditions reflected in the MOU, PGE suspended permitting and development of Cascade Crossing and charged $52 million of capitalized costs related to Cascade Crossing to expense in the second quarter of 2013.

•
Equity Financing—On June 11, PGE completed a public offering of 12,765,000 shares of common stock at an offering price per share of $29.50. 11,100,000 shares were offered pursuant to a forward sale transaction and are expected to be issued over a two-year period ending June 11, 2015. The remaining 1,665,000 shares were issued in June. Proceeds from the offering will be used for capital expenditures, debt repayment and general corporate purposes.

•
Debt Financing—On June 27, PGE agreed to issue $225 million of 4.47% series First Mortgage Bonds in the private placement market. The bonds consist of $150 million due in 2044, which were issued in June, and $75 million due in 2043, which are expected to be issued in August. This financing will support capital expenditures, debt repayment and general corporate purposes.

•
Credit Ratings Upgrade—On June 28, Moody’s Investor Service upgraded the long-term ratings of the company. The issuer rating improved from ‘Baa2.’ to ‘Baa1’ and the First Mortgage Bonds improved from ‘A3’ to ‘A2.’ The credit rating upgrades reflect a constructive regulatory environment with the timely recovery of prudently incurred costs, and a strong and stable financial profile with adequate liquidity to support a significant construction cycle.

•	Generating Plant Outages—As disclosed on July 15, the Boardman and Colstrip Unit 4 coal plants went offline at the beginning of July due to specific equipment failures.

◦	Boardman, of which PGE owns 65%, experienced a thermal hammer event in the cold reheat line causing structural damage, and came back online July 31, 2013.

◦
Colstrip Unit 4, of which PGE owns 20%, experienced vibration and rotor issues. PGE is working closely with PPL Montana, the operator of the facility, to assess the damage and necessary repairs. Colstrip is expected to be offline for the remainder of 2013.

The company estimates 2013 replacement power costs for the two plants combined to be between $10 and $12 million. The estimated repair costs are expected to be approximately $10 million for Boardman and $30 to $40 million for Colstrip Unit 4. Insurance recovery of repair costs is subject to a $2.5 million deductible at each plant; insurance carriers have been notified of potential claims.

Second quarter operating results

Total revenues decreased $10 million, or 2 percent, to $403 million in the second quarter of 2013 from $413 million in the second quarter of 2012 primarily due to the net effect of the following:

•	$10 million decrease in average retail price primarily driven by lower power costs as established in the 2013 annual power cost update tariff;

•	$9 million decrease related to an industrial customer refund recorded in the second quarter of 2013 for a billing error covering a period of several years; and

•
$2 million decrease related to lower volume of retail energy sold and delivered, with total volume down approximately 1 percent from the second quarter of 2012 largely as a result of warmer weather during the second quarter of 2013. Residential and industrial volumes were down 3 percent and 1 percent, respectively, which were offset by a 2 percent increase in commercial volumes; partially offset by

•	$12 million, or 133 percent, increase in wholesale revenues consisting of a 101 percent increase in the average price of wholesale power and a 10 percent increase in the volume sold.

Purchased power and fuel expense for the second quarter of 2013 was comparable to the second quarter of 2012. A decrease primarily due to more generation from lower-cost coal-fired resources was substantially offset by decreases in the volume of purchased power and energy received from hydro resources.

Production and distribution expense increased $13 million, or 25 percent, in the second quarter of 2013 compared with the second quarter of 2012, primarily due to higher operating and maintenance costs related to the company’s generating plants and distribution system.

Cascade Crossing transmission project consists of $52 million of costs charged to expense in the second quarter of 2013 that were previously capitalized in connection with this project.

Other income, net increased $2 million in the second quarter of 2013 compared with the second quarter of 2012, primarily due to higher earnings from non-qualified benefit plan trust assets.

Interest expense decreased $2 million, or 7 percent, in the second quarter of 2013 compared with the second quarter of 2012, primarily due to the redemption of $100 million of first mortgage bonds in October 2012 and $50 million in April 2013.

Income tax benefit was $11 million in the second quarter of 2013 compared with income tax expense of $9 million in the second quarter of 2012. The change is primarily due to the decrease in the annual estimated pre-tax income for 2013 compared to 2012, which was driven by costs expensed related to Cascade Crossing and an industrial customer refund recorded in 2013.

2013 earnings guidance

PGE is reducing full-year 2013 earnings guidance to $1.25 to $1.40 per diluted share. This is a $0.10 decrease from the June 3 guidance revision of $1.35 to $1.50, driven by $10-12 million of estimated replacement power costs for the Boardman and Colstrip coal plant outages. This revised guidance also includes the following assumptions:

•	Energy deliveries comparable to weather-adjusted 2012;

•	Normal hydro conditions and wind conditions in line with expectations;

•	Ongoing operating and maintenance costs between $440 million and $460 million;

•	Depreciation expense between $240 million and $250 million; and

•	Capital expenditures between $710 million and $730 million.

Second quarter 2013 earnings call and web cast — August 2, 2013

PGE will host a conference call with financial analysts and investors on Friday, Aug. 2, at 11 a.m. ET. The conference call will be web cast live on the PGE website at portlandgeneral.com. A replay of the call will be available beginning at 2 p.m. ET on Friday, Aug. 2 through Friday, Aug. 9.

Jim Piro, president and CEO; Jim Lobdell, senior vice president of finance, CFO, and treasurer; and Bill Valach, director, investor relations, will participate in the call. Management will respond to questions following formal comments.

The attached unaudited condensed consolidated statements of operations, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 834,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The company’s headquarters are located at 121 S.W. Salmon Street, Portland, Oregon 97204. Visit PGE’s website at portlandgeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding future load, hydro conditions and operating and maintenance costs; statements concerning implementation of the company’s integrated resource plan; statements concerning future compliance with regulations limiting emissions from generation facilities and the costs to achieve such compliance; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including reductions in demand for electricity and the sale of excess energy during periods of low wholesale market prices; operational risks relating to the company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; failure to complete capital projects on schedule or within budget, or the abandonment of capital projects, which could result in the company’s inability to recover project costs; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the company on the date hereof and such statements speak only as of the date hereof. The company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the company’s most recent annual report on form 10-K and the company’s reports on forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including management’s discussion and analysis of financial condition and results of operations and the risks described therein from time to time.
POR-F
Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues, net	$403	$413	$876	$892
Operating expenses:
Purchased power and fuel	156	156	348	351
Production and distribution	64	51	115	104
Cascade Crossing transmission project	52	—	52	—
Administrative and other	55	56	109	110
Depreciation and amortization	62	63	124	125
Taxes other than income taxes	25	26	52	53
Total operating expenses	414	352	800	743
Income (loss) from operations	(11)	61	76	149
Other income (expense):
Allowance for equity funds used during construction	2	2	4	3
Miscellaneous income (expense), net	1	(1)	2	2
Other income, net	3	1	6	5
Interest expense	25	27	50	55
Income (loss) before income tax expense (benefit)	(33)	35	32	99
Income tax expense (benefit)	(11)	9	6	24
Net income (loss)	(22)	26	26	75
Less: net loss attributable to noncontrolling interests	—	—	(1)	—
Net income (loss) attributable to Portland General Electric Company	$(22)	$26	$27	$75

Weighted-average shares outstanding (in thousands):
Basic	75,935	75,507	75,772	75,465
Diluted	75,935	75,517	75,893	75,479
Earnings (loss) per share—basic and diluted	$(0.29)	$0.34	$0.36	$0.99
Dividends declared per common share	$0.275	$0.270	$0.545	$0.535

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$119	$12
Accounts receivable, net	137	152
Unbilled revenues	73	97
Inventories	72	78
Margin deposits	34	46
Regulatory assets—current	114	144
Other current assets	78	93
Total current assets	627	622
Electric utility plant, net	4,532	4,392
Regulatory assets—noncurrent	519	524
Nuclear decommissioning trust	37	38
Non-qualified benefit plan trust	32	32
Other noncurrent assets	49	62
Total assets	$5,796	$5,670

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$107	$98
Liabilities from price risk management activities - current	103	127
Short-term debt	—	17
Current portion of long-term debt	50	100
Accrued expenses and other current liabilities	175	179
Total current liabilities	435	521
Long-term debt, net of current portion	1,686	1,536
Regulatory liabilities—noncurrent	796	765
Deferred income taxes	571	588
Unfunded status of pension and postretirement plans	251	247
Non-qualified benefit plan liabilities	103	102
Asset retirement obligations	96	94
Liabilities from price risk management activities—noncurrent	78	73
Other noncurrent liabilities	18	14
Total liabilities	4,034	3,940
Total equity	1,762	1,730
Total liabilities and equity	$5,796	$5,670

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$26	$75
Depreciation and amortization	124	125
Capitalized costs expensed related to Cascade Crossing	52	—
Other non-cash income and expenses, net included in Net income	30	72
Changes in working capital	49	(4)
Other, net	(2)	(1)
Net cash provided by operating activities	279	267
Cash flows from investing activities:
Capital expenditures	(260)	(137)
Sale of solar power facility	—	10
Other, net	1	(1)
Net cash used in investing activities	(259)	(128)
Cash flows from financing activities:
Net issuance of long-term debt	98	—
Proceeds from issuance of common stock, net of issuance costs	47	—
Maturities of commercial paper, net	(17)	(30)
Dividends paid	(41)	(41)
Net cash provided by (used in) financing activities	87	(71)
Increase in cash and cash equivalents	107	68
Cash and cash equivalents, beginning of period	12	6
Cash and cash equivalents, end of period	$119	$74

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues (dollars in millions):
Retail:
Residential	$179	$187	$425	$443
Commercial	150	152	299	308
Industrial	54	56	105	109
Subtotal	383	395	829	860
Other retail revenues, net	(10)	(1)	(6)	(4)
Total retail revenues	373	394	823	856
Wholesale revenues	21	9	37	19
Other operating revenues	9	10	16	17
Total revenues	$403	$413	$876	$892

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	1,580	1,621	3,809	3,880
Commercial	1,663	1,657	3,321	3,390
Industrial	794	877	1,555	1,687
Total retail energy sales	4,037	4,155	8,685	8,957
Retail energy deliveries:
Commercial	133	107	262	213
Industrial	270	201	533	397
Total retail energy deliveries	403	308	795	610
Total retail energy sales and deliveries	4,440	4,463	9,480	9,567
Wholesale energy deliveries	771	702	1,311	1,090
Total energy sold and delivered	5,211	5,165	10,791	10,657

Number of retail customers at end of period:
Residential			727,793	723,169
Commercial			105,242	104,604
Industrial			204	210
Direct access			511	511
Total retail customers			833,750	828,494

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	794	208	2,155	1,285
Natural gas	228	7	1,204	1,137
Total thermal	1,022	215	3,359	2,422
Hydro	436	547	917	1,130
Wind	384	377	629	623
Total generation	1,842	1,139	4,905	4,175
Purchased power:
Term	2,571	2,931	3,881	4,147
Hydro	508	522	901	936
Wind	111	103	177	177
Spot	19	398	703	1,181
Total purchased power	3,209	3,954	5,662	6,441
Total system load	5,051	5,093	10,567	10,616
Less: wholesale sales	(771)	(702)	(1,311)	(1,090)
Retail load requirement	4,280	4,391	9,256	9,526

	Heating Degree-days		Cooling Degree-days
	2013	2012	2013	2012
First quarter	1,902	1,967	—	—
Average	1,850	1,848	—	—
Second quarter	593	709	82	40
Average	721	714	68	68
Year-to-date	2,495	2,676	82	40
Year-to-date average	2,571	2,562	68	68
* — “Average” amounts represent the 15-year rolling averages provided by the National Weather Service (Portland Airport).